Exhibit 99.1
P.O. Box 4324
Houston, TX 77210
(713) 381-6500
Havens Resigns from Board of General Partner of Duncan Energy Partners;
Bulawa Elected to Board
     Houston, Texas (February 11, 2011) — Duncan Energy Partners L.P. (NYSE: DEP) today announced that Joe D. Havens has resigned from the board of directors of DEP Holdings, LLC (“DEP GP”), the general partner of Duncan Energy Partners, effective today.
     “On behalf of the entire board and management team at Duncan Energy, I would like to thank Joe for his service and leadership to the partnership since our initial public offering in January 2007,” said W. Randall Fowler, president and chief executive officer of the general partner of Duncan Energy Partners.
     Duncan Energy Partners also announced today that Bryan F. Bulawa has been elected to the board of directors effective today.
     Mr. Bulawa, age 41, has served as senior vice president, chief financial officer and treasurer of DEP GP since April 2010, having previously served as senior vice president and treasurer from October 2009 to April 2010. In October 2009, he was elected senior vice president and treasurer of the general partner of Enterprise Products Partners L.P., having previously served as vice president and treasurer from July 2007 to October 2009. Prior to joining Enterprise, Mr. Bulawa spent 13 years at Scotia Capital, where he served as director of the firm’s U.S. Energy Corporate Finance and Distribution group.
     After giving effect to the changes described above, the DEP GP board is now comprised of W. Randall Fowler (president and chief executive officer), Bryan F. Bulawa (senior vice president, chief financial officer and treasurer) and non-management directors William A. Bruckmann III, Larry J. Casey and Richard S. Snell.
     Duncan Energy Partners L.P. is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to NGL fractionation (or separation), transportation and storage and petrochemical transportation and storage. Duncan Energy Partners owns interests in assets located primarily in Texas and Louisiana, including interests in approximately 9,400 miles of natural gas pipelines with a transportation capacity aggregating approximately 7.9 billion cubic feet (“Bcf”) per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to one of the world’s largest fractionation complexes at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 million barrels (“MMBbls”) of leased NGL storage capacity;

8.1 Bcf of leased natural gas storage capacity; and 34 underground salt dome caverns with more than 100 MMBbls of NGL and related product storage capacity at Mont Belvieu. Duncan Energy Partners is managed by its general partner, DEP Holdings, LLC, which is a wholly-owned subsidiary of Enterprise Products Partners L.P.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812 Rick Rainey, Media Relations, (713) 381-3635
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